Exhibit 99.1

+ T his pr ese ntation contains in f or m ation as of January 29 , 20 20 . Se e di s clo s ur e s on page 2 to 4 and 1 6 . Highly Strategic and Transformative Transaction Strengthens Comtech’s Position As A Leader of Secure Advanced Wireless Communications Solutions Gilat’s Stock Trades on Nasdaq & TASE Under the Symbol GILT Comtech’s Stock Trades on Nasdaq Under the Symbol CMTL

Important Information Text In connection with the proposed transaction, Comtech Telecommunications Corp . (“Comtech” or the “Company”) intends to file with the U . S . Securities and Exchange Commission (the “SEC”) a registration statement on Form S - 4 that will include a proxy statement of Gilat Satellite Networks Ltd . (“ Gilat ”) that also constitutes a prospectus of the Company . Investors and security holders are urged to read the proxy statement/prospectus and other relevant documents filed with the SEC, when they become available, because they will contain important information about the proposed transaction . Investors and security holders may obtain free copies of these documents, when they become available, and other documents filed with the SEC at www . sec . gov . In addition, investors and security holders will be able to obtain free copies of the proxy statement/prospectus (when they become available) and other documents filed with the SEC by Comtech on Comtech’s Investor Relations page on Comtech’s web site at www . comtechtel . com or by writing to Comtech , Investor Relations, (for documents filed with the SEC by Comtech ), or by Gilat on Gilat’s Investor Relations page on Gilat’s web site at www . Gilat . com or by writing to Gilat , Investor Relations, (for documents filed with the SEC by Gilat ) . Comtech and Gilat and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction . Information about the Company’s directors and executive officers is available in Comtech’s proxy statement for its 2019 Annual Meeting of Stockholders filed with the SEC on November 15 , 2019 . Information about directors and executive officers of Gilat is available in its Annual Report on Form 20 - F for the year ended December 31 , 2018 filed with the SEC on March 18 , 2019 . Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available . Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions . You may obtain free copies of these documents from the Company or Gilat using the sources indicated above . This document and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U . S . Securities Act of 1933 , as amended . 2

Forward - Looking Statements Text 3 Cautionary Statement Regarding Forward - Looking Statements Certain information in this presentation contains forward - looking statements, including, but not limited to, information relating to Comtech’s and Gilat’s future performance and financial condition, plans and objectives of Comtech's management and Gilat’s management and Comtech's and Gilat’s assumptions regarding such future performance, financial condition and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under Comtech's or Gilat’s control which may cause their actual results, future performance and financial condition, and achievement of plans and objectives of Comtech's management and Gilat’s management to be materially different from the results, performance or other expectations implied by these forward - looking statements . Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward - looking statements, which generally are not historical in nature . Forward - looking statements could be affected by factors including, without limitation : risks associated with the ability to consummate the proposed transaction and the timing of the closing of the proposed transaction or the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement ; the risk that requisite regulatory approvals will not be obtained ; the possibility that the expected synergies from the proposed transaction or other recent acquisitions will not be fully realized, or will not be realized within the anticipated time periods ; the risk that Comtech’s and Gilat’s businesses will not be integrated successfully ; the possibility of disruption from the proposed transaction or other recent acquisitions making it more difficult to maintain business and operational relationships or retain key personnel ; the risk that Comtech will be unsuccessful in implementing a tactical shift in its Government Solutions segment away from bidding on large commodity service contracts and toward pursuing contracts for its niche products with higher margins ; the risks associated with Comtech’s ongoing evaluation and repositioning of its location technologies solutions offering in its Commercial Solutions segment ; the nature and timing of receipt of, and Comtech’s performance on, new or existing orders that can cause significant fluctuations in net sales and operating results ; the timing and funding of government contracts ; adjustments to gross profits on long - term contracts ; risks associated with international sales ; rapid technological change ; evolving industry standards ; new product announcements and enhancements, including the risks associated with Comtech's launch of its Heights TM Networking Platform (“Heights”) ; changing customer demands and or procurement strategies ; changes in prevailing economic and political conditions ; changes in the price of oil in global markets ; changes in foreign currency exchange rates ; risks associated with legal proceedings, customer claims for indemnification and other similar matters ; risks associated with Comtech's obligations under its Credit Facility ; risks associated with large contracts ; the impact of H . R . 1 , also known as the Tax Cuts and Jobs Act, which was enacted in December 2017 in the U . S .; and other factors described in this and Comtech's and Gilat’s other filings with the SEC . Neither Comtech nor Gilat undertakes any duty to update any forward - looking statements contained herein .

Use Of Non - GAAP Financial Measures Text 4 In order to provide investors with additional information regarding Comtech and Gilat’s financial results, this presentation contains "Non - GAAP financial measures" under the rules of the SEC . Adjusted EBITDA is a Non - GAAP measure that represents earnings (loss) before income taxes, interest (income) and other, write - off of deferred financing costs, interest expense, amortization of stock - based compensation, amortization of intangibles, depreciation expense, estimated contract settlement costs, acquisition plan expenses or strategic alternatives analysis expenses, facility exit costs, settlement of intellectual property litigation and other . Comtech and Gilat’s definition of Adjusted EBITDA may differ from the definition of EBITDA used by other companies and therefore may not be comparable to similarly titled measures used by other companies . Adjusted EBITDA is also a measure frequently requested by Comtech and Gilat’s investors and analysts . Comtech and Gilat believe that investors and analysts may use Adjusted EBITDA, along with other information contained in its SEC filings, in assessing performance and comparability of results with other companies . Non - GAAP financial measures have limitations as an analytical tool as they exclude the financial impact of transactions necessary to conduct Comtech or Gilat’s business, such as the granting of equity compensation awards, and are not intended to be an alternative to financial measures prepared in accordance with GAAP . These measures are adjusted as described in the reconciliation of GAAP to Non - GAAP on Page 16 , but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non - recurring . Non - GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in accordance with GAAP . Investors are advised to carefully review the GAAP financial results that are disclosed in Comtech and Gilat’s SEC filings .

5 The Combination Allows Comtech To Maximize Long - Term Market Growth Opportunities Exploiting an Inflection Point in the Satcom Industry Mobility / In - Flight (IFC) Complete Solutions Portfolio Deep, Global Market Access R&D and Distribution Scale + Wireless Backhaul / 5G Government & Defense Accelerating Growth of Low - Cost Bandwidth Supply Incumbent GEO & MEO Satellite Operators New HTS & VHTS Satellites Emerging LEO & MEO Satellite Systems Rapidly Growing Connectivity Demand Drives Global Market Access By Creating a World Leader with Combined Pro - Forma Sales Approaching Nearly $1.0 Billion Annually Excellent backdrop for extending Comtech’s satellite technology leadership, given market dynamics Financial Highlights Comtech to Acquire Gilat for $10.25 per share (70% Cash, 30% Stock), with an Enterprise Value of $532.5 Million Acquisition Expected to be Cash Accretive within 12 Months Following Close

6 Greatly expands position in the in - flight connectivity solution market Enhances exposure to growing demand for wireless backhaul & 5G Expands satellite ground station technology solution offerings Cash accretive during the first full year post - close Enhances platform to accelerate shareholder value creation Highly complementary product portfolio enhances strength in our core markets Comtech + Gilat = Highly Strategic & Transformative Acquisition

Overview Of Gilat Satellite Networks ("Gilat")

The Gilat Business

A True Market Leader With Highly Complementary Products

- Key supplier of VSAT satellite modems & solid-state amplifiers
- Deep experience with TDMA & in-flight connectivity technologies
- Leading network infrastructure provider in Latin America

Strong Global Footprint

- Public company, listed on the TASE & Nasdaq stock exchange
- ~900 talented employees worldwide with wireless R&D expertise
- Sales teams and customer service centers located close to customers

Highly Attractive Financial Profile

- $254.3 million of TTM sales through June 30, 2019 (1)
- $36.7 million of TTM Adjusted EBITDA through June 30, 2019 (2)
- Profitable with strong cash flow generation

Gilat's Segments

Fixed Networks	Mobility Solutions	Terrestrial Infrastructure
		
TTM Revenue of $137.2 million	TTM Revenue of $94.9 million	TTM Revenue of $22.2 million

Key Applications

- 3G/4G/5G cellular satellite backhaul and high-speed connectivity solutions for enterprises
- On-the-move satellite communications systems including in-flight communications
- Install and maintain large communication networks (including fiber) to thousands of rural communities

Customer Examples

T-Mobile, SoftBank, Sprint, Telefónica, gogo, Honeywell, PRONATEL, Airbus Defence & Space, Comtech

Notes
(1) TTM represents Gilat's financials for the trailing four fiscal quarters ended June 30, 2019.
(2) See further disclosures and reconciliations to GAAP related to the definition and use of Adjusted EBITDA.

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8 + Drives Global Market Access By Creating a World Leader • Complements Comtech’s global market footprint , establishing a presence within key international markets with sales approaching nearly $1.0 billion annually • Substantially enhances Gilat’s access to key markets including the U.S. Government / DoD given Comtech’s strong established position with these customers • Enables Comtech to offer customers a more complete end - to - end technology solution , and strengthens Comtech’s existing R&D excellence , adding a team of hundreds of engineers across the world who are experts in the field Expands Product Portfolio With Highly Complementary Technology • Large installed base of complementary technologies and longstanding favorable customer reputation (~1.5 mil. TDMA VSAT satellite modems, >500 networks globally) • Respected portfolio of next - generation Ka - band solid - state amplifiers for commercial and military customers • Deep expertise in installing and operating large sophisticated networks that can provide rural communities with vital communication capabilities Enhances Platform To Accelerate Shareholder Value Creation • Creates additional business scale to improve margins • Deal is partial stock, providing a strong post - merger balance sheet with expected net leverage of only ~3.00x within 12 months of close • Anticipated to be cash accretive during the 1 st full year post - close with conservative synergies of $2.0 million derived from the elimination of public company costs with additional opportunities for both sales growth and further efficiencies in Year 2 • CMTL expected to be dual - listed on TASE (Tel Aviv Stock Exchange) & Nasdaq driving increased liquidity for shareholders & new investors Broadens Leadership in High - Growth IFC & Backhaul Markets • Gilat is a leader in the growing in - flight connectivity (“IFC”) market with complementary IFC amplifiers, modems, and antennas and strong relationships with IFC customers such as Gogo , Honeywell and Global Eagle, enabling large IFC networks globally • Significant investments in R&D will pave the way for satellite integration into the 5G cellular backhaul ecosystem • Allows Comtech and Gilat to integrate complementary technologies and strengthens relationships with top - tier MNOs such as Softbank, T - Mobile, and NTT DoCoMo Key Strategic Benefits Of Gilat Acquisition

9 Government 15% Commercial 85% Government 47% Commercial 53% Government 38 % Commercial 62% United States 75% International 25% United States 38% International 62% Further Customer & Geographic Diversification While Enhancing Margins R e v enu e by Geography and Comtech Segment (3) (4) P ro F o r m a C ombine d Rev enu e Notes : (1) Represents Gilat’s f i nanc i a l s for the four f i scal quarters ended June 30, 2019. (2) S ee further d i sc l osures and reconc ili at i ons to G AA P re l ated to the def i n i t i on and use of A d j usted EB I T D A . (3) B ased on Co m tech’s f i scal year ended Ju l y 31, 201 9 and Gilat’s four f i scal quarters ended June 30, 2019. (4) Estimated based on Gilat’s fiscal year 2018 revenue by geography with the same percentage applied to TTM June 2019 revenue and then added to Comtech’s a ct ual business results. Trailing Twelve Months (1) June 30, 2019 F i s ca l Y e ar J u l y 31 , 201 9 F Y 201 9 + TTM June 30, 2019 P ro F o r m a ($ i n m illi on s ) R e v e nu e A d j u s t e d E B I T D A (2) % M a r g i n $ 671.8 $ 93.5 13.9% $ 254.3 $36.7 14.4% $ 926.1 $ 130.2 14.1 % United States 64% International 36% Excludes Synergies

10 Examples of Exposure To Growing Demand For Connectivity High speed in - flight connectivity is fast becoming a necessity for travelers and an imperative for airlines Emerging threat of electronic warfare and demand for high - bandwidth battlefield communications are driving increased focus on military communications networks Continued adoption of 4G and ultimate transition to 5G will increase data usage, requiring greater satellite backhaul capacity and upgrades to equipment High Speed In - Flight Satellite Connectivity Increased Need for Satellite Cellular Backhaul for 3G/4G and 5G Military Communications Modernization Acquisition of Gilat adds a leading position in IFC, with end - to - end solutions and strong relationships with leading players in the industry Gilat adds a more complete set of cellular backhaul capabilities, enabling Comtech to provide customers with additional end - to - end solutions Gilat will be able to leverage Comtech’s strong relationships with military customers (including the U.S. Government) Acquisition of Gilat Better Positions Comtech To Take Advantage of Key Marketplace Trends Expected Growth in LEO / MEO / HTS & VHTS Satellite Constellations Will Require Significant Investment In Ground Infrastructure and Comtech Will Be Poised to Benefit

11 Announced Acquisitions Of UHP + Gilat Uniquely Positions Comtech UHP Acquisition Announced in November 2019 + + MEO 2,000 - 10,000 km ~ 120 msec GEO 35,786 km ~550msec LEO 500 - 2,000 km ~15msec SES/O3B ~2 Tbps 22 Satellites OneWeb ~ 4.5 Tbps  Satellites Telesat ~9 Tbps 300 Satellites SpaceX ~  0 Tbps  Satellites Amazon ~20Tbps 3263 Satellites HTS/VHTS ~ 100 - 500 Gbps Coming Next Generation Capacity Expected to Drive Growth Allows Comtech to Integrate Technologies and Functionalities to Provide Best - In - Class Satellite Network Solutions Worldwide In - Flight Connectivity Demand Expected to Continue

12 x Entry into the 911 public safety and location markets and significantly expanded and strengthened our U.S. Government business x Created scale and more diversified earnings x Further expanded presence in growing public safety market and increased recurring revenues x Brought new relationships with public safety customers and strengthened position with existing customers x Solidified Comtech’s Next Generation 911 presence x Helped secure a five - year $100.0M contract to develop and maintain a cloud - based NG - 911 platform for a northeastern state in the U.S. Recent Successful Transactions Rationale and Highlights Telecommunication Systems (“TCS”) Closed February 2016; $423.6M purchase price TCS is a leader provider of 911 public safety services, trusted location and satellite - based mission critical solutions Solacom Technologies (“ Solacom ”) Closed February 2019; $31.5M purchase price Solacom is a leading provider of Next Generation 911 solutions for public safety agencies Call handling and management solutions enable efficient collection of information in emergencies GD NG - 911 Closed April 2019; $10.0M purchase price GD NG - 911 offers a 9 - 1 - 1 emergency communications system to state and local government clients Extensive Acquisition Experience and Track Record of Successful Integration Comtech Has A Proven Track Record Of Successful Acquisitions

13 Clear Path To Driving Future Shareholder Value Year 1 Rapid changes and growth in the satellite industry require business scale and strength Both Gilat’s and Comtech’s management and talented global workforce are expected to remain in place, with industry - leading R&D Drive industry leading innovation by integrating complementary technologies and functionalities to provide best - in - class satellite network solutions. Year 1 & Beyond Focus on Growth Opportunities Minimal Integration Risks With a Focus on Driving Long - Term Growth & Expanding Margins Fully committed financing from our lending partners with cash interest costs expected to range from 4.0% to 5.0% and significant flexibility going forward Strong cash flow generation expected to result in quick pay - down of acquisition debt with Year 2 net leverage targets of approximately 3.00x Adds a sizable base to Comtech’s backlog with more visibility to future revenues and a path to improved combined Adjusted EBITDA margin as revenue and cost synergies are achieved Financial Considerations Expected to be cash accretive in the first year after acquisition closes Assumes conservative synergies of only $2.0 million from elimination of public company costs Sharp focus on collaboration between Comtech & Gilat, with a substantial focus on maximizing its positioning for long - term growth and success Excluding the impact of amortization of intangibles associated with purchase accounting and acquisition plan expenses, the acquisition is expected to:

Transaction Summary

Overview	■ Comtech to acquire Gilat for $10.25 per share (70% in cash and 30% in stock) ■ The Gilat acquisition is highly strategic and significantly expands Comtech's existing capabilities and provides new channels for growth against a very favorable satellite communications industry backdrop ■ Gilat is a leading global provider of satellite-based broadband communications with strong positions in mobile inflight connectivity, cellular backhaul, and broadband access ■ During the period most comparable to Comtech's fiscal year ended July 31, 2019, Gilat reported trailing twelve months sales of $254.3 million and $36.7 million of Adjusted EBITDA through June 30, 2019[1]
Transaction Terms & Shareholder Information	■ Gilat shareholders will receive $7.18 per share in cash and 0.08425 of a share of Comtech stock — Total consideration of $10.25 represents a premium of approximately 14.52% as compared to the 90-day volume weighted average trading price ■ Total enterprise value of $532.5 million ■ Gilat shareholders will own approximately 16.1% of the combined company. Comtech plans to pursue a dual listing on the Nasdaq and Tel Aviv Stock Exchange to become effective upon closing of the transaction
Financial Impact	■ Comtech balance sheet and financial profile will remain strong and Comtech has obtained committed bank financing with low-cost cash interest rate of approximately 4.0% to 5.0% ■ Net leverage of 3.85x at close with $45.0 million of unrestricted cash at close and given expected strong cash flows, net leverage of 3.00 within 12 months following close ■ Comtech's current annual dividend target of $0.40 expected to be maintained ■ Acquisition expected to be cash accretive within 12 months following close with only $2.0 million of synergies
Timing and Closing	■ Transaction unanimously approved by the Boards of Directors of both companies ■ Closing expected late in Comtech's fiscal 2020 or early fiscal 2021, subject to the satisfaction of customary closing conditions, including regulatory approvals and Gilat shareholder approval ■ Gilat's directors, executive officers and certain significant shareholders holding approximately 45% of Gilat's shares in the aggregate have entered into voting agreements to vote in favor of the transaction

Note
(1) TTM represents Gilat's financials for the trailing four fiscal quarters ended June 30, 2019. Also, see further disclosures and reconciliations to GAAP related to the definition and use of Adjusted EBITDA.

COMTECH TELECOMMUNICATIONS CORP.
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15 Comtech + Gilat = Highly Strategic & Transformative Acquisition Excellent backdrop for extending satellite technology leadership given market dynamics Adds exceptional technology and product portfolio supported by strong R&D capabilities Expected to be cash accretive within 12 months following close x x x x Increases geographic and customer diversification while enhancing long - term margins x Minimal integration risks with a focus on maximizing growth opportunities

16 Reconciliation of GAAP To Non - GAAP Financial Measures